Exhibit 13(a)(1)

CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

This Code of Business Conduct and Ethics (the “Sarbanes Code”) is adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”), Rule 17j-1(c) promulgated under the 1940 Act, and the applicable NYSE rules to encourage the officers, directors/trustees and employees (collectively “Personnel”) of the 1940 Act Funds to act in a manner consistent with all applicable laws, rules and regulations, including state and federal securities laws, SOX, the 1940 Act, and the NYSE rules, and to conduct business with the highest level of integrity and honesty. 1940 Act Funds For purposes of the Sarbanes Code, employees mean employees of the Advisers who spend some of their time assisting the Advisers in their efforts with respect to the 1940 Act Fund’s operations and any employee of the 1940 Act Funds or their subsidiaries. A copy of the Sarbanes Code will be posted on the 1940 Act Fund’s corporate website.

PURPOSES OF THE SARBANES CODE

The purposes of the Sarbanes Code are:

•	to promote honest and ethical conduct by Personnel, including the ethical handling of actual or apparent conflicts of interest;

•
to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the 1940 Act Funds files with, or submits to, the SEC or the NYSE, and in other public communications made by the 1940 Act Funds;

•	to promote compliance with applicable laws, rules and regulations;

•	to promote fair dealing practices;

•	to deter wrongdoing;

•	to promote the protection of the 1940 Act Fund’s assets, including corporate opportunities and confidential information;

•	to encourage prompt internal reporting to an appropriate person of violations of the Sarbanes Code; and

•	to ensure accountability for adherence to the Sarbanes Code.

QUESTIONS ABOUT THE SARBANES CODE

The 1940 Act Fund CCO is designated to oversee compliance with, and shall serve as compliance officer for the implementation and administration of, the Sarbanes Code. Questions about the Sarbanes Code should be directed to the 1940 Act Fund CCO.

CONDUCT GUIDELINES

The 1940 Act Funds have adopted the following guidelines under which Personnel must perform their official duties and conduct the business affairs of the 1940 Act Funds.

A.	Ethical and Honest Conduct

Personnel must act with integrity and honesty to avoid violations of the Sarbanes Code and promote ethical behavior in the work environment.

B.	Conflicts of Interest

The 1940 Act Funds will be externally managed and advised by the applicable Adviser. Certain Personnel also serve as officers of the Adviser. The Advisers, either directly or through their affiliates, furnishes advisory services to other clients, in addition to the 1940 Act Funds. The Advisers have adopted policies and procedures that address, among other things, the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest, which policies and procedures are designed to ensure that all client accounts, including the 1940 Act Funds, are treated equitably over time.

Personnel must avoid any actual or apparent conflict between their personal interests and the 1940 Act Fund’s interests. A conflict exists when the personal interests of Personnel in any way interfere, or appear to interfere, with the interests of the 1940 Act Funds, or when Personnel take any action or have any interest that may make it difficult for them to objectively and effectively perform their jobs.

Pursuant to the Sarbanes Code, Personnel must disclose to the CCO all actual or apparent conflicts of interest that Personnel may have with the 1940 Act Funds, which could reasonably be expected to give rise to a violation of the Sarbanes Code.

If it is impractical to disclose the matter to the CCO, such actual or apparent conflicts of interest should be disclosed to the 1940 Act Fund CEO, Chairman, or another member of the applicable Board. If Personnel are unsure of whether particular facts gives rise to a conflict of interest or whether a particular transaction or relationship is “material,” the matter should be brought to the attention of the CCO.

C.	Internal Controls and Disclosure of Information

The reports and materials that the 1940 Act Funds file with the SEC or the NYSE, and in other public communications made by the 1940 Act Funds must comply with all applicable law, SEC rules and NYSE requirements. Personnel involved in the 1940 Act Fund’s financial reporting and disclosure process must be familiar with and comply with the 1940 Act Fund’s disclosure controls and procedures and their internal control over financial reporting. Personnel who contribute in any way to the preparation or verification of the 1940 Act Fund’s financial statements and other financial information must ensure that the 1940 Act Fund’s books, records and accounts are accurately maintained. Personnel must provide accurate, complete, objective, relevant, timely and comprehensive information and cooperate fully with the 1940 Act Fund’s and Adviser’s internal accounting and audit staff, as well as the 1940 Act Fund’s applicable independent public accountants and counsel.

Further, Personnel must report to the CCO any information concerning (a) deficiencies in the design or operation of disclosure and internal controls which could adversely affect the 1940 Act Fund’s ability to record, process, summarize and report financial data, or (b) any fraud, material or not, that involves the 1940 Act Fund’s internal controls.

D.	Compliance with Laws

Personnel must comply with all state and federal securities laws, including insider trading laws, and all other laws and rules applicable to the 1940 Act Funds, such as the Internal Revenue Code. The 1940 Act Funds have a separate insider trading policy with which Personnel must comply. Any questions about compliance with applicable laws and rules should be addressed to the CCO.

E.	Confidentiality of Information

Personnel must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the 1940 Act Funds to disclose such information or where disclosure is otherwise legally mandated. Confidential information acquired in the course of work may not be used by Personnel for personal advantage.

Confidential information about the 1940 Act Funds, including information that can be reasonably expected to have an impact on the market for the 1940 Act Fund’s securities, such as forward-looking information like projections of revenue or earnings, may be released only in accordance with the 1940 Act Fund’s Corporate Communications Policy and applicable law. Contacts with news organizations should be handled in accordance with the 1940 Act Fund’s Corporate Communications Policy set forth in this 1940 Act Manual.

F.	Standards for Recordkeeping

Personnel must at all times endeavor to ensure that the 1940 Act Fund’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and the Sarbanes Code.

G.	Corporate Opportunities

All Personnel have a duty to advance the interests of the 1940 Act Funds when the opportunity to do so presents itself. Therefore, they may not:

•
take opportunities personally (or for the benefit of friends or family members), including investment opportunities discovered through the use of their position with the 1940 Act Funds or through the use of any of the 1940 Act Fund’s assets, property or information;

•	use any 1940 Act Funds assets, property or information for personal gain (or the gain of a friend or family member); or

•	compete, or prepare to compete, with the 1940 Act Funds.

H.	Fair Dealing

All Personnel have a duty to deal fairly with the 1940 Act Fund’s investors, product and service providers, business partners or any other companies or individuals with whom Personnel come into contact in the course of performing their jobs, including directors/trustees, officers and employees of the 1940 Act Funds or any of their affiliated entities, and their competitors. Personnel may not take advantage of these or any other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

I.	Protection and Proper Use of 1940 Act Fund Assets

Personnel should protect the 1940 Act Fund’s assets and ensure that they are used efficiently. The 1940 Act Funds assets are to be used only for legitimate business purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to the 1940 Act Funds, it does not interfere with work duties and it is not related to an illegal activity or any outside business.

WAIVERS OF THE SARBANES CODE

Any amendment or waiver of the Sarbanes Code for an executive officer or member of the Boards must be made by the applicable Board or an independent committee thereof. All other Personnel may request a waiver of a provision of the Sarbanes Code by submitting a request in writing to the CCO for review. An executive officer of the 1940 Act Funds, or another appropriate person (such as a designated member of the Board or Audit Committee), will decide whether to grant a waiver. A log of all waivers to the Sarbanes Code made pursuant to this section shall be maintained by the CCO.

Any amendment or waiver for an officer or director/trustee must be disclosed within four (4) business days following such amendment or waiver by distributing a press release, providing website disclosure, or by filing a current report on Form 8- K with the SEC, or in such other manner as may be required by applicable SEC and NYSE rules.

AFFIRMATION OF THE SARBANES CODE

Upon adoption of the Sarbanes Code, all Personnel must certify through the execution of an acknowledgement and certification form (in the form attached as Exhibit A hereto), that they have received, read and understood the Sarbanes Code, and annually thereafter must affirm that they have complied with the requirements of the Sarbanes Code. To the extent necessary, the CCO will provide guidance on the conduct required by the Sarbanes Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

REPORTING VIOLATIONS

In the event that Personnel discover or, in good faith, suspect a violation of the Sarbanes Code, Personnel are obligated to immediately report the suspected violation to the CCO. Any suspected violations involving officers or directors/trustees should be reported to the applicable 1940 Act Fund Audit Committee. Personnel who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible. All Personnel are expected to cooperate with any such investigations. The CCO shall maintain a log of suspected violations and the results of any investigations resulting therefrom.

VIOLATIONS OF THE SARBANES CODE

A violation of the Sarbanes Code may result in disciplinary action, including termination of employment and/or removal as an officer of the applicable 1940 Act Fund and/or referral to appropriate regulatory authorities.

Adopted:	STRF August 18, 2016